EXHIBIT 11

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
                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE

                                                           Three Months        Three Months
                                                           ENDED 3/31/99       ENDED 3/31/98

Net earnings/(loss)                                        $     87,000        $   (331,000)
                                                           =================    =============


EARNINGS/(LOSS) PER SHARE - PRIMARY
Weighted average shares  outstanding
    during the period                                         5,468,644           5,457,422
                                                           ================     =============


Earnings/(loss) per common share -
Primary                                                     $       .02        $       (.06)
                                                           ================     =============


EARNINGS/(LOSS) PER SHARE - DILUTED
Weighted average shares outstanding
    during the period                                         5,468,644           5,457,422


Common and Common Stock equivalent
shares using the treasury stock method                                0             157,720
                                                            ---------------     --------------


Total shares outstanding for purposes of
calculating diluted earnings/(loss)                           5,468,644           5,615,142
                                                           ================     =============


Earnings/(Loss) per common and
common Equivalent share - Diluted                          $        .02        $       (.06)
                                                           ================     =============
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